Exhibit 5.1

Loeb&Loeb LLP 10100 Santa Monica Blvd. Suite 2200 Los Angeles, CA 90067	Direct 310.282.2000 Main 310.282.2000 Fax 310.282.2000

July 13, 2020

FAT Brands Inc. 9720 Wilshire Blvd., Suite 500 Beverly Hills, California 90212

Ladies and Gentlemen:

This opinion is furnished to you in connection with the Registration Statement on Form S-1 (File No. 333-239032) (the “Registration Statement”) filed by FAT Brands Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the proposed offering by the Company of (i) up to 460,000 shares (the “Preferred Shares”) of its Series B Cumulative Preferred Stock, par value $0.0001 per share, (ii) warrants (the “Warrants”) exercisable to purchase up to an aggregate of 2,300,000 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), and (iii) shares of Common Stock issuable upon exercise of the Warrants (the “Warrant Shares”).

The Preferred Shares and Warrants are proposed to be issued and sold by the Company pursuant to an Underwriting Agreement (the “Underwriting Agreement”) by and between the Company and ThinkEquity, a division of Fordham Financial Management, Inc., substantially in the form filed as Exhibit 1.1 to the Registration Statement. We understand that the Warrants will be issued and sold pursuant to the terms of the Warrant Agency Agreement, substantially in the form filed as Exhibit 4.8 to the Registration Statement (the “Warrant Agency Agreement”).

We have reviewed (a) the Registration Statement; (b) the Underwriting Agreement; (c) the Warrants and Warrant Agency Agreement; (d) the Company’s Amended and Restated Certificate of Incorporation; (e) the Company’s Bylaws; (f) the Amended and Restated Certificate of Designation of Rights and Preferences of Series B Cumulative Preferred Stock proposed to be filed by the Company with the Secretary of State of the State of Delaware prior to the issuance of the Preferred Shares, a copy of which is filed as Exhibit 3.8 to the Registration Statement (the “Certificate of Designation”); and (g) minutes of meetings of the Board of Directors of the Company. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies.

July 13, 2020 Page 2

Based upon and subject to the foregoing, we are of the opinion that (i) the Preferred Shares have been duly authorized and, when the Certificate of Designation is filed with the Secretary of State of the State of Delaware and the Preferred Shares are issued and paid for in accordance with the terms and conditions of the Underwriting Agreement, such Preferred Shares will be validly issued, fully paid and nonassessable; (ii) the Warrants have been duly authorized by the Company and, when the Warrant Agency Agreement is executed and delivered, and when the Warrants are issued, delivered and paid for in accordance with the terms of the Underwriting Agreement and as described in the Registration Statement, the Warrants will be valid and binding obligations of the Company, enforceable against the Company in accordance with their terms; and (iii) the Warrant Shares have been duly authorized and, when issued and paid for upon exercise of the Warrants in accordance with the terms thereof and the Registration Statement, will be validly issued, fully paid and non-assessable.

Our opinion is limited to the General Corporation Law of the State of Delaware and the laws of the State of New York. We express no opinion with respect to any other laws.

In addition, the foregoing opinions are subject to (a) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors’ generally, including without limitation the effect of statutory or other laws regarding fraudulent transfers or preferential transfers, and (b) general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as your counsel and to all references made to us in the Registration Statement and in the Prospectus forming a part thereof. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Loeb & Loeb LLP

Loeb & Loeb LLP